Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Regulation A Offering Statement, of Cabbacis Inc on Form 1-A (File No. 024-12621) of our report dated April 23, 2026 related to our audit of the consolidated financial statements of Cabbacis Inc as of December 31, 2025 and 2024 and for the years then ended, which report appears in the Offering Circular, which is part of this Regulation A Offering Circular. We also consent to the reference to our firm under the heading “Experts” in such Regulation A Offering Circular.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

October 19, 2026